CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 29, 2016, relating to the financial statements and financial highlights of Convergence Core Plus Fund and Convergence Opportunities Fund (the “Funds”), each a series of the Trust for Professional Managers, for the year ended November 30, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
March 21, 2016